EXHIBIT 10.18


                  FORM OF SENIOR MANAGEMENT INCENTIVE AGREEMENT



         SENIOR MANAGEMENT INCENTIVE AGREEMENT, dated as of the 12th day of May, 2005, between EP MEDSYSTEMS, INC., a New Jersey corporation
(the "COMPANY"), and ________ ("EXECUTIVE").

                                    RECITALS

A.       Executive is currently employed by the Company.

B. The Board of Directors of the Company (the "BOARD") has determined that it is appropriate to incentivize, and reinforce the continued attention and dedication of, certain members of the Company's management, including Executive, to their assigned duties without distraction in potentially disrupting circumstances arising from the possibility of a Change in Control of the Company, as defined on Schedule A attached hereto.

                                   AGREEMENTS

         NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the Company and Executive agree as follows:

1.       DEFINITIONS.

         Terms capitalized in this Agreement which are not otherwise defined shall have the meanings assigned to such terms on Schedule A attached hereto.

2.       TERM.

Unless earlier terminated as provided herein, the initial term of this Agreement shall be from the date hereof until the second anniversary date of this Agreement; provided, however, that, unless terminated as provided herein or there shall have occurred a Change in Control, on each annual anniversary date of this Agreement commencing on the second anniversary date of this Agreement, this Agreement shall automatically be renewed for a successive one-year term.

3.       PAYMENTS AND BENEFITS UPON CHANGE IN CONTROL.

         Subject to Section 4 hereof, Executive shall be entitled to the following payments and benefits (the "INCENTIVE BENEFITS AND PAYMENTS"), which Incentive Benefits and Payments shall vest immediately prior to a Change in
Control:

        (a) CHANGE IN CONTROL PAYMENT. In recognition of continued services to the Company by Executive, the Company shall make a lump sum payment in cash to Executive as incentive compensation within ten (10) business days following the date of consummation and closing of a Change in Control (the "CHANGE IN CONTROL



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CLOSING DATE") equal to two (2) times Executive's annual Base Salary in effect immediately prior to the date that a Change in Control shall occur. Such payment shall be paid within ten (10) business days following the Change in Control Closing Date.

        (b) OPTIONS. Pursuant to existing Company policy, which policy has been unanimously approved by the Company's Board of Directors and the Compensation Committee of the Company's Board of Directors, options to acquire common stock of the Company granted to Executive prior to the Change in Control Closing Date ("EXECUTIVE'S OPTIONS"), which have not vested as of the Change in Control Closing Date, shall vest immediately prior to the effective time of a Change in Control on the Change in Control Closing Date. All other terms, conditions, and limitations applicable to Executive's Options will remain in full force and effect pursuant to the applicable stock options agreements between Executive and the Company, the applicable stock option plan documents, and any other documents applicable to Executive's Options. Executive is advised by the Company to seek independent advice with respect to any financial, tax and/or securities law issues regarding Executive's Options and any sale by Executive of Company stock.

        (c) PARACHUTE EXCISE TAX. In the event that the payments or benefits provided to Executive by this Agreement (the "PAYMENT), when combined with any and all other payment(s) to which Executive is entitled, constitute "parachute payments" within the meaning of Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended (the "CODE"), or any comparable successor provisions and are subject to the excise tax imposed by Section 4999 of the Code, or any comparable successor provisions (such excise tax, together with any interest and penalties payable with respect to such excise tax, the "EXCISE TAX"), then Executive shall be entitled to receive from the Company an additional payment (the "Gross-Up Payment," and any iterative payments pursuant to this paragraph also shall be "Gross-Up Payments") in an amount that shall fund the payment by Executive of any Excise Tax on the Payment, as well as all income and employment taxes on the Gross-Up Payment, any Excise Tax imposed on the Gross-Up Payment and any interest or penalties imposed with respect to income and employment taxes imposed on the Gross-Up Payment. For this purpose, all income taxes will be assumed to apply to Executive at the highest marginal rate. Notwithstanding the foregoing, the total amount paid as Gross-Up Payments will not exceed 20% of aggregate value of the payments or benefits provided to Executive pursuant to Sections 3(a) and (b) hereof determined in accordance with the applicable tax regulations issued under Section 280G. Any Gross-Up Payment shall be paid to Executive, or for his benefit, within 15 days following receipt by the Company of the report of the Professional Services Firm.

        (d) DEATH OF EXECUTIVE FOLLOWING A CHANGE IN CONTROL. In the event of Executive's death subsequent to a Change in Control, but prior to receiving all Incentive Benefits and Payments to which Executive is entitled hereunder, such


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Incentive Benefits and Payments shall be paid to the personal representative of his or her estate, unless Executive has otherwise directed the Company in writing prior to his or her death.

        (e) NON-EXCLUSIVE PAYMENTS. Benefits provided hereunder are in addition to any amount of severance pay to which Executive may be entitled under any agreement, severance plan or policy between the Company and Executive or generally available to employees of the Company.

        (f) NON-SEGREGATION. No assets of the Company need to be segregated or earmarked to represent the liability for benefits payable hereunder. The rights of any person to receive benefits hereunder shall be only those of a general unsecured creditor.

        (g) WITHHOLDING. Except as described above, all payments under this
Section 3 are subject to applicable federal and state payroll withholding or other applicable taxes, and Executive shall be responsible for the payment of such taxes.

4. CONDITION. Executive will not be eligible to receive any Incentive Benefits and Payments if Executive is not employed by the Company immediately prior to closing of the Change in Control transaction on the Change in Control Closing Date.

5. AT-WILL EMPLOYMENT. This Agreement shall not alter the status of Executive's at-will employment relationship with the Company and shall not in any way interfere with Executive's right or the Company's right to terminate Executive's employment at any time, with or without cause or advance notice, except as may be provided in an employment agreement between the Company and the Executive, if any.

6. PROPRIETARY INFORMATION OBLIGATIONS. Executive acknowledges his or her continuing obligations during Executive's employment with the Company and thereafter, under his or her Proprietary Information and Inventions Agreement, not to use or disclose any confidential or proprietary information of the Company without prior written authorization from the Company. If Executive has not previously executed the Company's Proprietary Information and Inventions Agreement, he or she must do so in order to be eligible for any of the benefits described in this Agreement.

7. INITIAL RELEASE. As consideration for continued employment, and as a condition of Executive's eligibility for the Incentive Benefits and Payments, Executive agrees to sign a general waiver and release and non-competition/non-solicitation agreement in favor of the Company, a form of which is attached hereto as ATTACHMENT 1, no later than May _____, 2005.

8. CHANGE IN CONTROL DATE RELEASE. If applicable, as a condition of receiving the Incentive Benefits and Payments, Executive must sign and return to the Company a general release, a form of which is attached hereto as ATTACHMENT 2, immediately prior to a Change in Control. Executive will not be eligible for the Incentive Benefits and Payments if Executive does not sign this release and return it to the Company within the time stated.


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9. MISCELLANEOUS.

        (a) ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in New York, New York, in accordance with the Rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any jurisdiction.

        (b) CONFLICT IN BENEFITS. This Agreement is not intended to and shall not adversely affect, limit or terminate any other agreement or arrangement between Executive and the Company presently in effect, or hereafter entered into, including any employee benefit plan under which Executive is entitled to benefits.

        (c) AMENDMENT. This Agreement may not be amended, except by written agreement between Executive and the Company.

        (d) NO MITIGATION. All payments and benefits to which Executive is entitled under this Agreement shall be made and provided without offset, deduction or mitigation on account of income Executive could or may receive from other employment or otherwise.

        (e) NOTICES. Any notices required under the terms of this Agreement shall be effective when mailed, postage prepaid, by certified mail and addressed to, in the case of the Company:

                           EP MedSystems, Inc.
                           Cooper Run Executive Park
                           575 Route 73 North - Bldg. D
                           West Berlin, NJ  08091-9293
                           Attention: Chief Executive Officer

and to, in the case of Executive:

                           [                                         ]
                           [                                         ]
                           [                                         ]

Either party may designate a different address by giving written notice of change of address in the manner provided above.

        (f) WAIVER; CURE. No waiver or modification in whole or in part of this Agreement, or any term or condition hereof, shall be effective against any party unless in writing and duly signed by the party sought to be bound. Any waiver of any breach of any provision hereof or any right or power by any party on one


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occasion shall not be construed as a waiver of, or a bar to, the exercise of such right or power on any other occasion or as a waiver of any subsequent breach. Any breach of this Agreement may be cured by the breaching party within ten (10) days of the date that such breaching party shall have received written notice of such breach from the party asserting such breach.

        (g) BINDING EFFECT; SUCCESSORS. Subject to the provisions hereof, nothing in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other corporation, or the sale by the Company of all or substantially all of its properties and assets, or the assignment of this Agreement by the Company in connection with any of the foregoing actions. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Company and Executive and their respective heirs, legal representatives, successors, and assigns. If the Company shall be merged into or consolidated with another entity, the provisions of this Agreement shall be binding upon and inure to the benefit of the entity surviving such merger or resulting from such consolidation. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all, or substantially all, of the business or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. The provisions of this Section 9(g) shall continue to apply to each subsequent employer of Executive hereunder in the event of any subsequent merger, consolidation, or transfer of assets of such subsequent employer.

        (h) SEPARABILITY. Any provision of this Agreement which is held to be unenforceable or invalid in any respect in any jurisdiction shall be ineffective in such jurisdiction to the extent that it is unenforceable or invalid without affecting the remaining provisions hereof, which shall continue in full force and effect. The enforceability or invalidity of a provision of this Agreement in one jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        (i) CONTROLLING LAW. This Agreement shall be governed by and construed in accordance with the laws of the state of New Jersey applicable to contracts made and to be performed therein.

        (j) ENTIRE AGREEMENT. This Agreement, including Attachments 1 and 2, constitutes the complete, final and exclusive embodiment of the entire agreement between Executive and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or, representations.


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        (k) 409A PROVISION. It is the parties' intent that no payment made or to be made hereunder shall be subject to the provisions of Section 409A(a)(1)(B) of the Internal Revenue Code, as amended (the "IRC"). Accordingly, notwithstanding any other provision to the contrary contained herein, the parties agree that this Agreement shall be amended to conform to their intent as set forth in the preceding sentence and that they shall work together in good faith to accomplish such amendment taking into account any regulations or other guidance issued after the date hereof under IRC Section 409A.




                            [SIGNATURE PAGE FOLLOWS]

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         IN WITNESS WHEREOF, the Company and Executive have executed this
Agreement as of the day and year first above written.

                                       EP MEDSYSTEMS, INC.

                                       By:
                                             -----------------------------
                                       Name:
                                             -----------------------------
                                       Title:
                                             -----------------------------

                                       EXECUTIVE

                                        -----------------------------
                                       (Printed or Typed) Name:


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                                                                      Schedule A

                               CERTAIN DEFINITIONS

         As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

         "Base Salary" shall mean Executive's base pay (excluding incentive pay, premium pay, commissions, overtime, bonuses and other forms of variable compensation), at the rate in effect during the last regularly scheduled payroll period immediately preceding the Change in Control Closing Date.

         "Beneficial Owner" and "Beneficial Ownership" have the meanings set forth in Rules 13d-3 and 13d-5 of the General Rules and Regulations promulgated under the Exchange Act.

         "Business Combination" means a reorganization, merger or consolidation, or sale of substantially all of the assets of the Company.

         "Change in Control" means, and shall be deemed to occur, upon the happening of any one of the following:

1. The acquisition, directly or indirectly, in one or more transactions during any 12-month period by any Person of Beneficial Ownership of 50% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors;

2. The consummation and closing of a Business Combination unless, following such Business Combination, all or substantially all of the individuals and entitles who were the Beneficial Owners of the outstanding Voting Securities immediately prior to such Business Combination continue to be Beneficial Owners, directly or indirectly, of more than 50% of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation or other entity resulting from such Business Combination (including, without limitation, a corporation or other entity which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the outstanding Voting Securities.

         "Code" means the Internal Revenue Cost of 1986, as amended.

         "Disability" means that (a) a person has been incapacitated by bodily injury or physical or mental disease so as to be prevented thereby from performance of his or her duties with the Company for 120 days in any 12-month period; and (b) such person is disabled for purposes of any and all of the plans



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or programs of the Company or any Subsidiary that employs Executive under which benefits, compensation, or awards are contingent upon a finding of disability. The determination with respect to whether Executive is suffering from such a Disability will be determined by a mutually acceptable physician.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Person" means any individual, entity, or group (as such term is used in Section 13(d)(3) or 14(d)(2) of the Exchange Act).

         "Subsidiary" with respect to the Company, has the meaning set forth in Rule 12b-2 of the General Rules and Regulations promulgated under the Exchange Act.

         "Voting Securities" means the voting securities of the Company entitled to vote generally in the election of directors.

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                                  ATTACHMENT 1

                 FORM OF INITIAL GENERAL WAIVER AND RELEASE AND
                   NON-COMPETITION/NON SOLICITATION AGREEMENT



         In consideration of my continued employment with EP MedSystems, Inc., and to be eligible for the possible receipt by me of the Incentive Benefits and Payments (the "INCENTIVE BENEFITS") under the Senior Management Incentive Agreement, dated as of May 12, 2005, between me and the Company (the "AGREEMENT"), I hereby fully and forever release and discharge EP MedSystems, Inc. and its current and former officers, directors, agents, employees, attorneys, assigns, successors, predecessors, and subsidiaries (hereinafter, collectively called the "COMPANY"), from all claims and causes of action, whether presently known or unknown, arising out of or relating in any way to my employment the Company, including the termination of my employment, based on any acts or events occurring up until the date I sign below. Capitalized terms used herein without definition shall have meanings given to those terms in the Agreement.

         1. I understand and agree that this Release and Agreement is a full and complete waiver of all claims, including, but not limited to, any claims with respect to my entitlement to any wages, bonuses, or other forms of compensation; any claims with respect to my purchase of, or right to purchase, capital stock of the Company (except stock options granted to me prior to the date hereof); any claims of wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, violation of public policy, defamation, personal injury, emotional distress; any claims under Title VII of the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, the Equal Pay Act of 1963, the Americans With Disabilities Act, the Employee Retirement Income Security Act of 1974, as amended ("ERISA") as related to severance benefits, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967 as amended ("ADEA"), the Workers Adjustment and Retraining Notification Act, New Jersey's laws against discrimination and any claims pursuant to any other federal, state and local laws and regulations relating to employment or employment discrimination. I agree that the benefits provided to me pursuant to the Agreement are in full satisfaction and settlement of any such claims, liabilities, demands or causes of action, except as may be provided in my employment agreement with the Company, if any, and I represent and warrant that I will not file any lawsuit or institute any proceeding asserting any such claim, provided that nothing in this Release and Agreement prohibits me from bringing an action to determine the validity of the Release with respect to claims under ADEA. I also hereby agree that nothing contained in this Release and Agreement shall constitute or be treated as an admission of liability or wrongdoing by the Company.

         2. In addition, and in further consideration of the foregoing, I hereby expressly waive, to the extent permissible, any and all rights and benefits conferred upon me by any statute, common law principle, or other provision negating the validity or enforceability of waivers of claims that exist but are unknown to me at the time of my waiver.



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         3.       I expressly acknowledge that I am waiving and releasing any rights I may have under the ADEA. I understand that I have the right to consult with an attorney before signing this Release and Agreement. I also understand that, as provided under the Older Workers Benefit Protection Act of 1990, I have until _____________ (which date is at least forty-five (45) days after my receipt of this Release and Agreement) to review and consider it, discuss it with an attorney of my own choosing, and decide to execute or not execute this Release and Agreement. I also understand that for a period of seven (7) days after I sign this Release, I may revoke this Release and Agreement and that the Release and Agreement will not become effective until seven (7) days after I sign it, and only then if I do not revoke it. In order to revoke this Release and Agreement, I must deliver to the Chief Financial Officer or Chief Executive Officer of the Company of the Company, by no later than seven (7) days after I execute this Release and Agreement, a letter stating that I am revoking it. If I do not deliver such a letter, then this Release and Agreement shall become effective upon the expiration of the seventh day after I executed this Release and Agreement (the "EFFECTIVE DATE"). I understand that if I choose to revoke this Release and Agreement within seven (7) days after I sign it, I will not receive any Incentive Benefits, and the Release and Agreement will have no effect.

         4. I further acknowledge that I was given an opportunity to consider and review this Release and Agreement and to consult with an attorney of my own choosing concerning the waivers contained in this Release and Agreement, that I have done so or knowingly declined to do so and that the waivers made herein are knowing, conscious and with full appreciation that I am forever foreclosed from pursing any of the rights so waived.

         5. I understand that this Release and Agreement and the Agreement set forth the entire agreement between the Company and me concerning the subject matter thereof and supercede any other written or oral promises or agreements concerning the items described herein, except as may be provided in my employment agreement with the Company, if any. I understand and agree that this Release and Agreement shall be governed by the laws of the State of New Jersey, without regard to its conflicts of law provisions.

         6. I hereby acknowledge that I have read and understand this Release and Agreement and that I sign it voluntarily and without coercion.

         7. As a condition to receiving the Incentive Benefits, during my employment with the Company and for a period of twelve (12) months following termination or cessation of during my employment with the Company ("NON-COMPETE PERIOD"), I agree not to undertake any planning for any outside business activity that is engaged in the Business (as defined below) and further agrees not to own, either directly or indirectly, any interest in, manage, control,


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participate in (whether as an officer, director, employee, partner, agent, representative or otherwise), consult with or render services for, or in any manner engage in the Business anywhere within any state, possession, territory or jurisdiction of the United States of America, provided that nothing in this paragraph 7 shall prohibit me from acquiring up to 5% of any class of outstanding equity securities of any corporation whose equity securities are publicly traded. For purposes of this Paragraph 7, the "Business" shall mean any business engaged in the development, manufacture, marketing and/or sale of products of any kind in cardiac rhythm management or electrophysiology (EP) market relating to products which are used to diagnose, monitor, visualize and/or treat irregular heartbeats known as arrhythmias.

         8. As a condition to receiving the Incentive Benefits, during and continuing until the end of the Non-Compete Period, I will not directly or indirectly, personally or through others, solicit or attempt to solicit (on your own behalf or on behalf of any other person or entity) the employment of any employee of the Company, any successor company to all or any material part of the Company's business (a "SUCCESSOR") or any of their respective affiliates. In addition, during the Non-Compete Period, I will not directly or indirectly, personally or through others, solicit or attempt to solicit (on my own behalf or on behalf of any other person or entity) the business of any customer or supplier of the Company, any Successor or any their respective affiliates.

         9. If the duration or geographical extent of, or business activities covered by, this Release and Agreement are in excess of what is valid and enforceable under applicable law, then its provisions shall be construed to cover only that duration, geographical extent or activities that are valid and enforceable. You acknowledge the uncertainty of the law in this respect and expressly stipulates that this Release and Agreement be given the construction that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

         10. I understand and agree that in order to be eligible to receive Incentive Benefits, I will return all of the Company's property in my possession including, but not limited to, all copies of any confidential or proprietary information, personal computer(s), keys, pager, cellular phone, phone card, credit card, electronic organizer, fax modem, printer, etc. I represent, warrant and agree that at all times during my employment with the Company, I have been in compliance with, and at all times in the future I will continue to be bound by, the terms and conditions set forth in the Company's form of Proprietary Information and Inventions Agreement as executed between the Company and me. I further agree to refrain from making any disparaging comments about the Company.


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         Executed this _____ day of _____________, 2005



                                           By:--------------------------------
                                                Executive Signature


                                              --------------------------------
                                                Print Full Name


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                                  ATTACHMENT 2

                       FINAL GENERAL RELEASE AND AGREEMENT

I understand and agree completely to the terms in the Senior Management Incentive Agreement between me and EP MedSystems, Inc. (together with its subsidiaries, the "COMPANY", dated May 12, 2005 (as amended in accordance with its terms, the "AGREEMENT"). Capitalized terms used herein without definition shall have the meanings give to such terms in the Agreement.

Except as provided in the Agreement, I hereby release, acquit and forever the Company, their subsidiaries, and their respective officers, directors, agents, attorneys, servants, employees, stockholders, successors, predecessors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising at any time prior to and including the date I sign this release, including but not limited to: any and all such claims and demands directly or indirectly arising out of or in any way related to my employment and the termination of my employment; claims of demands related to salary, bonuses, commissions, stock, stock options (except stock options granted to me before the date hereof), or any other equity interests in the Company, vacation pay, fringe benefits, expense reimbursements, sabbatical benefits, relocation benefits, severance benefits, or any other form of compensation; claims pursuant to any federal, state or local law, statute or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Americans with Disabilities Act of 1990; wrongful discharge; harassment; breach of the covenant of good faith and fair dealing; contract law; tort law; discrimination; fraud; defamation; and emotional distress.



Date:                            By:
     -------------                  -------------------------------
                                    EXECUTIVE
                                    PRINTED NAME: